                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             BankBoston Corporation
                (Name of Registrant as Specified In Its Charter)

                             BankBoston Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

BANKBOSTON CORPORATION
Boston, Massachusetts 02110

                                                               [BankBoston LOGO]

                             BANKBOSTON CORPORATION

                       SUPPLEMENT TO PROXY STATEMENT FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS

To our Common Stockholders:

      We are enclosing BankBoston Corporation's Notice of Annual Meeting and Proxy Statement dated March 16, 1999. BankBoston's Annual Meeting is scheduled for April 22, 1999.

      In addition to the information provided in the Proxy Statement, we want to inform you that BankBoston Corporation and Fleet Financial Group, Inc. have entered into an agreement for the strategic combination, through merger, of BankBoston and Fleet. Under the terms of the agreement, BankBoston's stockholders will receive 1.1844 shares of Fleet common stock for each share of BankBoston common stock they own. The transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to close during the fourth quarter of 1999 and is subject to regulatory and stockholder approvals.

      The combination with Fleet will NOT be voted on at the Annual Meeting, but rather will be voted on at a special meeting of stockholders to be held later in 1999. Further information will be sent to you before that special meeting.

      This information supplements and amends the enclosed Proxy Statement.

                                         Cordially,

/s/ Charles K. Gifford                       /s/ Henrique de Campos Meirelles
Charles K. Gifford                           Henrique de Campos Meirelles
Chairman and Chief Executive Officer         President and Chief Operating Officer

                                      1999

                             BankBoston Corporation
                                 Proxy Statement

         Notice of 1999 Annual Meeting of Stockholders & Proxy Statement












                               [BANK BOSTON LOGO]

[BankBoston LOGO]
100 FEDERAL STREET  -  BOSTON  -  MASSACHUSETTS 02110

                                                                  March 16, 1999

To our Common Stockholders:

    We are pleased to invite you to attend the Annual Meeting of Stockholders (the "Meeting") of BankBoston Corporation (the "Corporation"), which will be held on Thursday, April 22, 1999, at 10:30 a.m. in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's meeting.

    If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

    Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person.

                                             Cordially,





     /s/ Charles K. Gifford                  /s/ Henrique de Campos Meirelles
     ------------------------------------    --------------------------------
     CHARLES K. GIFFORD                      HENRIQUE DE CAMPOS MEIRELLES
     Chairman and Chief Executive Officer    President and Chief Operating
                                             Officer

                               [BankBoston LOGO]
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1999

TO COMMON STOCKHOLDERS OF
       BANKBOSTON CORPORATION:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BankBoston Corporation will be held in the Auditorium on the ground floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts on Thursday, April 22, 1999 at 10:30 a.m. for the following purposes, all as set forth in the accompanying Proxy Statement:

       (1) To elect five Directors with terms expiring at the 2002 Annual Meeting of Stockholders, as described in the accompanying Proxy Statement.

       (2) To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Corporation's independent auditors for 1999.

       (3) To consider and vote upon three Stockholder proposals described in the accompanying Proxy Statement, if such proposals are presented to the Meeting.

       (4) To transact such other business as may properly come before the Meeting.

       The Board of Directors has fixed the close of business on March 11, 1999, as the record date for the Meeting.

       It is important that your shares be represented at the Meeting regardless of the number of shares you hold. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope which requires no postage if mailed in the United States.

                                            By Order of the Board of Directors,

                                            /s/ Gary A. Spiess
                                            ------------------------------------
                                            GARY A. SPIESS
                                            Clerk
Boston, Massachusetts
March 16, 1999

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
GENERAL INFORMATION ABOUT VOTING............................       1
ELECTION OF DIRECTORS.......................................       3
        Information about the Nominees......................       3
        Nominees for Election as Directors..................       4
        Directors Continuing in Office......................       6
        Information about the Board and Its Committees......      10
        Security Ownership of Directors and Executive
        Officers............................................      12
        Security Ownership of Certain Beneficial Owners.....      12
        Compliance with Section 16(a) of the Securities
        Exchange Act........................................      12
        Compensation of Executive Officers..................      14
        Compensation Committee Report on Executive
        Compensation........................................      14
        Executive Compensation Tables and Information.......      18
            Summary Compensation Table......................      18
            Stock-Based Compensation........................      20
            Option Grants in 1998...........................      20
            Aggregated Option Exercises in 1998 and Year-End
            1998 Option Values..............................      21
            Long-Term Incentive Plans -- Awards in 1998.....      21
        Retirement Benefits.................................      22
        Supplemental Death Benefits.........................      22
        Severance Agreements................................      22
        Compensation Committee Interlocks and Insider
        Participation.......................................      23
        Five-Year Stockholder Return Comparison.............      24
        Interests of Directors and Executive Officers in
        Certain Transactions................................      24
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.......      26
STOCKHOLDER PROPOSALS.......................................      27
        Stockholder Proposal A..............................      27
        Stockholder Proposal B..............................      28
        Stockholder Proposal C..............................      29
SUBMISSION OF STOCKHOLDER PROPOSALS OR NOMINATIONS FOR THE
  2000 ANNUAL MEETING.......................................      31
OTHER MATTERS...............................................      31
BY-LAWS OF THE CORPORATION..................................      31
ANNUAL REPORT...............................................      31
10-K REPORT.................................................      31

                               [BankBoston LOGO]
                                PROXY STATEMENT
                          ---------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1999

We are mailing this Proxy Statement, with the accompanying proxy card, to you on March 16, 1999 in connection with the solicitation of proxies by the Board of Directors of BankBoston Corporation for the 1999 Annual Meeting of Stockholders and any adjournment of that meeting. The Meeting is scheduled to occur on April 22, 1999.

           ---------------------------------------------------------

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE?

If you are a holder of our Common Stock, par value $1.00 per share, on our records at the close of business on March 11, 1999 (the "Record Date" for the Meeting) you are entitled to vote at the Meeting. On the Record Date, we had 296,508,437 shares of Common Stock issued and outstanding, exclusive of treasury shares. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.

HOW ARE VOTES COUNTED?

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are treated in the same manner as shares present or represented at the Meeting for purposes of determining the existence of a quorum.

A plurality vote will decide proxy item 1. The affirmative votes of the holders of at least a majority of the shares of the Common Stock present in person, or represented by proxy, and entitled to vote at the Meeting are required to decide proxy item 2 and the Stockholder proposals.

The total number of votes that are cast "for" a proposal will determine whether the proposal is adopted. Abstentions are counted in determining the total number of votes cast. While not counted as votes "for" or "against" a proposal, abstentions have the same effect as votes against a proposal. Broker non-votes are not counted in determining the number of votes cast. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter. The broker will indicate this on the proxy card.) Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such shares with respect to the consideration of the three stockholder proposals without specific instructions from such customers.

WHAT HAPPENS IF I VOTE BY PROXY?

If you sign, date and return the enclosed proxy card in time for the Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked on the proxy card. If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your shares will be voted FOR the matters numbered (1) and (2) on the proxy card and AGAINST the three Stockholder proposals.

CAN I REVOKE MY PROXY CARD INSTRUCTIONS?

You may revoke your proxy at any time before it is exercised by returning to us another properly signed proxy card representing such shares and bearing a later date or by delivering a written revocation letter to Gary A. Spiess, Clerk of the Corporation. Mr. Spiess' mailing address is BankBoston Corporation,
P.O. Box 1864, MA BOS 01-25-01, Boston, Massachusetts 02105. If you attend the Meeting, you may vote in person even though you have previously sent in a proxy card and your vote at the meeting will supersede your vote submitted on your proxy card.

WHAT DO I NEED TO DO IF I PLAN TO ATTEND THE ANNUAL MEETING?

If you are a holder of record of shares of our Common Stock and you plan to attend the Annual Meeting, you need only bring a form of personal identification with you in order to be admitted to the Meeting. If you are not a record holder of shares but hold our Common Stock through a bank or broker, you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you hold your shares through a broker or bank and want to vote in person at the Meeting, you will need to contact the registered holder of your shares and obtain a proxy card in your name from that registered holder.

WHO PAYS THE EXPENSES OF THIS SOLICITATION?

We bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and proxy card for the Meeting. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies and we will compensate them in an estimated amount of $4,500 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, employees of our principal subsidiary, BankBoston, N.A. (the "Bank") may solicit proxies, by personal interview, by telephone or by other means of communication, without any additional compensation. We will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to the beneficial owners and we will reimburse the record holders for their reasonable expenses in transmitting those materials.

                             ELECTION OF DIRECTORS
                                 (Proxy Item 1)

INFORMATION ABOUT THE NOMINEES

Five Director nominees are standing for election at the Meeting for terms of office that will expire at the 2002 Annual Meeting of Stockholders. Ms. Emerson, Mr. Budd and Mr. Gifford were elected at the 1996 Annual Meeting of Stockholders. Mr. Strehle was elected effective July, 1996 in connection with the acquisition of BayBanks, Inc. Mr. Burnham is being proposed by the Board for election at the Meeting.

Each Director will continue in office until the Director's term expires and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

We have made inquiries and we believe that each of the nominees will be willing and able to serve if elected. If any of the nominees is unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors, or the Board may reduce the number of Directors.

The following information with respect to the Director nominees as well as the Directors whose terms of office expire in 2000 and 2001 is set forth below: name, age, the number of shares of the Corporation's Common Stock beneficially owned as of March 1, 1999, the year in which the individual became a Director of the Corporation, principal occupation, business or professional experience, the standing committees of the Board on which the Director serves as a member, and the names of other public companies for which the individual serves as a director.

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 2002 ANNUAL STOCKHOLDERS' MEETING

[PHOTO OF WAYNE A. BUDD]
WAYNE A. BUDD
  Age 57
  Director since 1993
  Shares: 10,992      (1)

                         GROUP PRESIDENT - BELL ATLANTIC -- NEW ENGLAND

                         - Associate Attorney General of the United States from
                           1992 to 1993

                         - Senior Partner, Goodwin, Procter & Hoar from 1993 to
                           1996

                         - Senior Vice President, Bell Atlantic (formerly NYNEX)
                           from 1996 to 1997, Group President - New England, Bell Atlantic since 1997

                         - Director of the Bank since 1993

                         - Other Directorships: John Hancock Mutual Life
                                                Insurance Co. and Tosco, Inc.

                         - Current Committees: Audit and Community Investment

                         (1) In addition to shares directly held, includes 4,000
                             shares which Mr. Budd has the right to acquire within 60 days under the Director Stock Option Plan, 987 shares deferred under the Director Stock Award Plan, 2,278 shares deferred under the Retirement Benefits Exchange Program and 1,735 shares which Mr. Budd owns jointly with his spouse.

[PHOTO OF ALICE F. EMERSON]
ALICE F. EMERSON
  Age 67
  Director since 1977
  Shares: 18,827     (2)

                         SENIOR ADVISOR, THE ANDREW W. MELLON FOUNDATION; PRESIDENT EMERITA OF WHEATON COLLEGE, NORTON, MASSACHUSETTS

                         - President of Wheaton College from 1975 to 1991

                         - Senior Fellow, The Andrew W. Mellon Foundation from
                           1991 to 1998

                         - Senior Advisor, The Andrew W. Mellon Foundation since
                           1998

                         - Director of the Bank since 1977

                         - Other Directorships: Eastman Kodak Company, Champion
                           International Corporation and AES Corporation

                         - Current Committees: Compensation and Trust (Chair)

                         (2) In addition to shares directly held, includes 4,000
                             shares which Ms. Emerson has the right to acquire within 60 days under the Director Stock Option Plan, 1,860 shares deferred under the Director Stock Award Plan and 10,933 shares deferred under the Retirement Benefits Exchange Program.

[PHOTO OF CHARLES K. GIFFORD]
CHARLES K. GIFFORD
  Age 56
  Director since 1987
  Shares: 896,229     (3)

                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE CORPORATION AND THE BANK

                         - Elected President of the Corporation and the Bank in
                           1989, Chief Operating Officer of both in 1993, Chairman, President and Chief Executive Officer of both in 1995, Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of the Bank in 1996 and Chairman and Chief Executive Officer of both in December 1997

                         - Director of the Bank since 1987

                         - Other Directorships: Massachusetts Mutual Life
                                                Insurance Company and Boston
                                                Edison Company

                         - Current Committees: Executive (Chair) and Board
                                               Governance and Nominating

                         (3) In addition to shares directly held, includes
                             412,656 shares which Mr. Gifford has the right to acquire within 60 days under the Corporation's long-term incentive plans, 110,262 restricted shares acquired under the long-term incentive plans as to which Mr. Gifford has sole voting but no investment authority, 829 shares held as custodian for two of his children, 2,991 shares owned by one of his children directly and 414 shares which he owns jointly with one of his children.

                       NOMINEES FOR ELECTION AS DIRECTORS
         TERMS EXPIRE AT THE 2002 ANNUAL STOCKHOLDERS' MEETING (Cont'd)

[PHOTO OF GLENN P. STREHLE]
GLENN P. STREHLE
  Age 62
  Director since 1996
  Shares: 20,221     (5)

                         TREASURER EMERITUS AND ADVISOR TO THE CHAIRMAN AND THE PRESIDENT OF MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                         - Treasurer of MIT from 1975 to 1998, Vice President
                           from 1986 to 1994 and Vice President for Finance and Treasurer from 1994 to 1998

                         - Treasurer Emeritus and Advisor to the Chairman and
                           the President of MIT since 1998

                         - Director of BayBanks, Inc. from 1979 to 1996

                         - Director of the Bank since 1996

                         - Other Directorships: Liberty Mutual Insurance Company
                                                and Property Capital Trust

                         - Current Committees: Compensation and Board Governance
                                               and Nominating

                         (5) In addition to shares directly held, includes 4,000
                             shares which Mr. Strehle has the right to acquire within 60 days under the Director Stock Option Plan, 348 restricted shares acquired under the Retirement Benefits Exchange Program as to which he has voting but no investment authority and 1,231 shares deferred under the Director Stock Award Plan.

[PHOTO OF DANIEL P. BURNHAM]
DANIEL P. BURNHAM
  Age 52
  Director Nominee

                         PRESIDENT AND CHIEF EXECUTIVE OFFICER OF RAYTHEON
                         COMPANY

                         - President of Allied Signal Aerospace and Executive
                           Vice President of AlliedSignal, Inc. from 1992 to
                           1997

                         - Vice Chairman of AlliedSignal, Inc. from 1997 to July
                           1998

                         - President and Chief Operating Officer of Raytheon
                           from July, 1998 to December 1998

                         - President and Chief Executive Officer of Raytheon
                           since December, 1998

                         - Other Directorships: Raytheon Company

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2000 ANNUAL STOCKHOLDERS' MEETING

[PHOTO OF GARY L. COUNTRYMAN]
GARY L. COUNTRYMAN
  Age 59
  Director since 1982
  Shares: 18,779      (6)

                         CHAIRMAN OF LIBERTY MUTUAL INSURANCE COMPANY

                         - President of Liberty Mutual Insurance Company from
                           1981 to 1992, Chief Executive Officer from 1987 to 1998 and Chairman since 1991.

                         - Director of the Bank since 1982

                         - Other Directorships:  Liberty Financial Companies,
                           Inc., Boston Edison Company, Harcourt General, Inc., BEC Energy and Unisource Worldwide, Inc.

                         - Current Committees: Executive and Compensation
                                               (Chair)

                         (6) In addition to shares directly held, includes 4,000
                             shares which Mr. Countryman has the right to acquire within 60 days under the Director Stock Option Plan and 8,199 shares deferred under the Retirement Benefits Exchange Program.

[PHOTO OF HENRIQUE DE CAMPOS]
HENRIQUE DE CAMPOS
MEIRELLES
  Age 53
  Director since 1996
  Shares: 440,428     (7)

                         PRESIDENT AND CHIEF OPERATING OFFICER OF THE
                         CORPORATION AND THE BANK

                         - Served as General Manager of Brazil for the Bank from
                           1984 to 1994, elected Regional Manager of Brazil for the Corporation and the Bank in 1994, and President and Chief Operating Officer of the Corporation and the Bank in 1996

                         - Director of the Bank since 1996

                         - Other Directorships: Best Foods, Inc., Champion
                                                International Corporation and
                                                Raytheon Company

                         - Current Committees:  Executive, Board Governance and
                                                Nominating, and Trust

                         (7) In addition to shares directly held, includes
                             309,000 shares which Mr. Meirelles has the right to acquire within 60 days under our long-term incentive plans and 83,851 restricted shares acquired under the long-term incentive plans as to which he has sole voting but no investment authority.

[PHOTO OF THOMAS R. PIPER]
THOMAS R. PIPER
  Age 61
  Director since 1996
  Shares: 18,390      (8)

                         LAWRENCE E. FOURAKER PROFESSOR OF BUSINESS
                         ADMINISTRATION, HARVARD UNIVERSITY GRADUATE SCHOOL OF BUSINESS ADMINISTRATION

                         - Faculty member at Harvard since 1970

                         - Director of BayBanks, Inc. from 1979 to 1996

                         - Director of the Bank since 1996

                         - Current Committees:  Audit and Community Investment

                         (8) In addition to shares directly held, includes 4,000
                             shares which Mr. Piper has the right to acquire within 60 days, under the Director Stock Option Plan, 348 restricted shares acquired under the Retirement Benefits Exchange Program as to which he has sole voting but no investment authority and 446 shares deferred under the Director Stock Award Plan.

                         DIRECTORS CONTINUING IN OFFICE
         TERMS EXPIRE AT THE 2000 ANNUAL STOCKHOLDERS' MEETING (cont'd)

[PHOTO FRANCENE S. RODGERS]
FRANCENE S. RODGERS
  Age 52
  Director since 1997
  Shares: 5,828       (9)

                         CHIEF EXECUTIVE OFFICER AND TREASURER OF WORK/FAMILY DIRECTIONS, INC.

                         (Service and consulting firm on employee commitment)

                         - Founder and Chief Executive Officer of Work/Family
                           Directions since 1983

                         - Trustee of Barnard College of Columbia University and
                           the National Academy of Human Resources

                         - Director of the Bank since 1997

                         - Current Committees:  Audit and Community Investment

                         (9) In addition to shares directly held, includes 4,000
                             shares which Ms. Rodgers has the right to acquire within 60 days under the Director Stock Option Plan and 828 shares deferred under the Director Stock Award Plan.

[PHOTO JOHN W. ROWE]
JOHN W. ROWE
  Age 53
  Director since 1989
  Shares: 15,856     (10)

                         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF UNICOM CORP. (Chicago based energy company) AND COMMONWEALTH EDISON

                         - President and Chief Executive Officer of New England
                           Electric System from 1989 to February, 1998

                         - Chairman, President and Chief Executive Officer of
                           Unicom and Commonwealth Edison since March, 1998

                         - Director of the Bank since 1989

                         - Other Directorships:  UNUM Corporation and Wisconsin
                                                 Central Transportation Company

                         - Current Committees:  Board Governance and Nominating
                                                and Community Investment

                         (10) In addition to shares directly held, includes
                              4,000 shares which Mr. Rowe has the right to acquire within 60 days, under the Director Stock Option Plan, 800 shares owned by his spouse, 2,402 shares deferred under the Director Stock Award Plan and 4,237 shares deferred under the Retirement Benefits Exchange Program.

[PHOTO OF WILLIAM C. VAN FAASEN]
WILLIAM C. VAN FAASEN
  Age 50
  Director since 1994
  Shares: 10,384     (11)

                         PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BLUE CROSS AND BLUE SHIELD

                         OF MASSACHUSETTS, INC.

                         - Executive Vice President and Chief Operating Officer
                           of Blue Cross and Blue Shield of Massachusetts, Inc. from 1990 to 1992 and President and Chief Executive Officer since 1992

                         - Director of the Bank since 1994

                         - Other Directorships:  IMS Health Incorporated

                         - Current Committees:  Board Governance and Nominating
                                                and Community Investment

                         (11) In addition to shares directly held, includes
                              4,000 shares which Mr. Van Faasen has the right to acquire within 60 days under the Director Stock Option Plan, 541 shares deferred under the Director Stock Award Plan and 1,777 shares deferred under the Retirement Benefits Exchange Program.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING

[PHOTO OF WILLIAM F. CONNELL]
WILLIAM F. CONNELL
  Age 60
  Director since 1993
  Shares: 71,232      (12)

                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CONNELL LIMITED PARTNERSHIP (Metal recycling and the manufacture of industrial products)

                         - Chairman and Chief Executive Officer of Connell
                           Limited Partnership since 1987

                         - Director of the Bank since 1993

                         - Other Directorships: Harcourt General, Inc. and
                                                Liberty Financial Companies,
                                                Inc.

                         - Current Committees: Executive, Compensation, and
                                               Board Governance and Nominating

                         (12) In addition to shares directly held, includes
                              4,000 shares which Mr. Connell has the right to acquire within 60 days under the Director Stock Option Plan and 2,277 shares deferred under the Retirement Benefits Exchange Program.

[PHOTO OF THOMAS J. MAY]
THOMAS J. MAY
  Age 51
  Director since 1994
  Shares: 8,941      (13)

                         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BOSTON EDISON COMPANY

                         - President and Chief Operating Officer of Boston
                           Edison Company from 1993 to 1994, Chairman and Chief Executive Officer since 1994 and President since 1995

                         - Director of the Bank since 1994

                         - Other Directorships: Liberty Mutual Insurance Co.
                                                and RCN Corporation

                         - Current Committees: Audit and Board Governance and
                                               Nominating

                         (13) In addition to shares directly held, includes
                              4,000 shares which Mr. May has the right to acquire within 60 days under the Director Stock Option Plan, 2,402 shares deferred under the Director Stock Award Plan and 1,503 shares deferred under the Retirement Benefits Exchange Program.

[PHOTO DONALD F. MCHENRY]
DONALD F. MCHENRY
  Age 62
  Director since 1981
  Shares: 24,191      (14)

                         UNIVERSITY RESEARCH PROFESSOR OF DIPLOMACY AND INTERNATIONAL RELATIONS,

                         GEORGETOWN UNIVERSITY, WASHINGTON, D.C. AND PRESIDENT OF THE IRC GROUP

                         - University Research Professor at Georgetown
                           University since 1981

                         - President of The IRC Group since 1983

                         - Director of the Bank since 1981

                         - Other Directorships: American Telephone & Telegraph
                                                Company, Coca-Cola Company,
                                                International Paper Company and
                                                SmithKline Beecham, PLC.

                         - Current Committees: Executive, Audit (Chair) and
                                               Trust

                         (14) In addition to shares directly held, includes
                              4,000 shares which Mr. McHenry has the right to acquire within 60 days under the Director Stock Option Plan, 2,402 shares deferred under the Director Stock Award Plan and 8,610 shares deferred under the Retirement Benefits Exchange Program.

                         DIRECTORS CONTINUING IN OFFICE
         TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING (cont'd)

[PHOTO OF THOMAS B. WHEELER]
THOMAS B. WHEELER
  Age 62
  Director since 1989
  Shares: 14,473      (15)

                         CHAIRMAN OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

                         - President of Massachusetts Mutual Life Insurance
                           Company from 1987 to 1996, Chief Executive Officer from 1988 to 1998 and Chairman since 1996

                         - Director of the Bank since 1989

                         - Other Directorships:  Textron, Inc.

                         - Current Committees:  Community Investment (Chair) and
                                                Compensation

                         (15) In addition to shares directly held, includes
                              4,000 shares which Mr. Wheeler has the right to acquire within 60 days under the Director Stock Option Plan, 2,402 shares deferred under the Director Stock Award Plan and 4,419 shares deferred under the Retirement Benefits Exchange Program.

[PHOTO OF ALFRED M. ZEIEN]
ALFRED M. ZEIEN
  Age 69
  Director since 1992
  Shares: 11,678      (16)

                         CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE GILLETTE COMPANY

                         - Chairman of the Board and Chief Executive Officer of
                           The Gillette Company since 1991

                         - Director of the Bank since 1992

                         - Other Directorships:  Polaroid Corporation, Raytheon
                                                 Company and Massachusetts
                                                 Mutual Life Insurance Company

                         - Current Committees:  Executive and Trust

                         (16) In addition to shares directly held, includes
                              4,000 shares which Mr. Zeien has the right to acquire within 60 days under the Director Stock Option Plan, and 2,786 restricted shares acquired under the Retirement Benefits Exchange Program as to which Mr. Zeien has sole voting but no investment authority.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

General

During 1998, the Corporation's Board held 11 meetings. The Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Board Governance and Nominating Committee, and a Community Investment Committee. Each member of the Executive, Audit, Compensation and Community Investment Committees of the Corporation is also a member of the corresponding committee of the Bank. No member of the Audit or Compensation Committees is an employee of the Corporation or its subsidiaries. In addition to the Bank committees noted above, the Board of Directors of the Bank has a Trust Committee, the members of which are appointed each year following the Bank's Annual Meeting of Stockholders.

Executive Committee

The Executive Committee of the Corporation may exercise all of the authority of the Corporation's Board, except those powers that are expressly reserved to the Board under law or the Corporation's By-Laws. The members of the Executive Committee are also members of the Executive Committee of the Bank and customarily hold joint meetings of both committees. The Executive Committee of the Corporation held 5 meetings in 1998.

Audit Committee

The functions of the Audit Committee include recommending the appointment of the Corporation's independent auditors, overseeing the duties of the Corporation's General Auditor and his or her staff and initiating and supervising examinations of the financial statements or activities of the Corporation. The committee also reviews the reports by bank regulatory authorities of their examinations of the Corporation and its subsidiaries and the reports of the General Auditor regarding his or her program of continuous financial or operational audits of the Corporation and its subsidiaries. In addition, the committee is responsible for reviewing matters associated with internal control and the management of risk. The members of the Corporation's Audit Committee are also members of the Audit Committee of the Bank and customarily hold joint meetings of both Committees. The Audit Committee of the Corporation held 6 meetings in 1998.

Compensation Committee

The responsibilities of the Compensation Committee of the Corporation include approving, or recommending to the Board for its approval, the compensation of top executives of several of the Corporation's subsidiaries, and discharging duties under various benefit and incentive compensation plans for employees of subsidiaries. The Bank's Compensation Committee has similar responsibilities, including approving, or recommending to its Board of Directors for approval, the compensation of certain senior executives of the Bank. In 1998, the Compensation Committee held 5 meetings.

Board Governance and Nominating Committee

The Corporation's Board Governance and Nominating Committee is authorized to establish guidelines for Board composition and Director qualifications, review and recommend Director nominees, consider Director retirement, resignation and re-election issues, review committee assignments, evaluate compensation of non-employee Directors, assess the effectiveness of the Board and its committees, and act as an additional forum for dialogue between management and the Board of Directors. In 1998, the Board Governance and Nominating Committee held 6 meetings.

The Board Governance and Nominating Committee will consider candidates for appointment or election as Directors proposed by the Chairman and Chief Executive Officer or the President and Chief Operating Officer, by any other officer of the Corporation, or by any Director or Stockholder. In addition, Stockholders who wish to directly nominate candidates for the Corporation's Board must provide the Corporation with a timely written notice containing information about the candidate and the Stockholder making the nomination as required by the Corporation's By-Laws. Any such Stockholder should consult the By-Laws and review the information set forth below under "Submission of Stockholder Proposals or Nominations for the 2000 Annual Meeting" for the timing and other requirements of this notice. Stockholders seeking to propose candidates to the Board Governance and Nominating Committee or to nominate candidates directly should submit such proposals or the required notices in writing to the Clerk of the Corporation, at the address set forth above under "General Information about Voting."

Community Investment Committee

The Community Investment Committee of the Corporation reviews and oversees the policies of the Corporation's subsidiary banks relating to their responsibilities under the Community Reinvestment Act of 1977 and any similar federal or state laws or regulations. The members of the Community Investment Committee are also members of the Community Investment Committee of the Bank and customarily hold joint meetings of both committees. The Community Investment Committee of the Corporation held 4 meetings in 1998.

Trust Committee

The functions of the Trust Committee of the Bank include reviewing and approving general policies pertaining to the exercise of fiduciary powers by the Bank and overseeing the exercise of the Bank's fiduciary powers and policies. The Bank's Trust Committee held 4 meetings in 1998.

                               ------------------

In 1998, each Director attended at least 75% of the total number of meetings of our Board and the Committees on which he or she served, except for Mr. Zeien who attended 69% of the total number of such meetings.

Fee Arrangements

We pay fees and retainers only to Directors who are not officers of the Corporation or the Bank. An annual cash retainer of $17,500 is paid to each non-employee Director of the Corporation, along with a fee of $1,200 for attendance at each meeting of the Board and $1,000 for attendance at each Board committee meeting. The Chairmen of the Corporation's Audit, Compensation and Board Governance and Nominating Committees receive annual retainers of $8,000, $5,000 and $4,000, respectively. The Chairmen of the Corporation's Community Investment Committee and the Bank's Trust Committee each receive an annual retainer of $3,000. All annual retainers are prorated if a position is held for less than a year. The Directors do not receive additional fees or retainers for service on the Bank's Board of Directors or on the Bank's Audit, Compensation, Executive or Community Investment Committees (except that an additional attendance fee will be paid when a Bank Board or committee meeting is not held on the same day as the comparable Corporation Board or committee meeting).

In addition to the fees noted above, each non-employee Director receives awards of Common Stock under the Corporation's Director Stock Award Plan. The Directors receive these awards twice a year, on January 1 and on July 1, in each case, for the preceding six-month period. On each of those dates, we calculate the number of shares awarded to each Director by taking 70% of the annual cash retainer in effect at the beginning of the applicable award period and dividing it by the fair market value of our common stock at the end of the award period. Awards are prorated in the case of any Director who was not a Director for all of the preceding award period. Directors may elect annually to defer receipt of their stock awards under the Director Stock Award Plan for the following calendar year. The number of shares so deferred, together with dividend equivalents, will be credited to a share deferral account established for the Director.

Our non-employee Directors may defer receipt of their cash fees and retainers pursuant to a deferral plan. Deferred amounts are generally paid to the Director when the Director's term expires or to the Director's beneficiary in the event of death. At the election of the Director, deferred accounts periodically are adjusted to reflect changes in the performance of our Common Stock, are credited with interest at the Bank's IRA Money Market Rate or, subject to certain restrictions, are credited at a rate of interest equal to 130% of an average of certain ten-year U.S. Treasury Note rates. We have established trusts for the payment of deferred Director fees, which will be funded at the discretion of the Board of Directors or under circumstances constituting a change in control of the Corporation.

Prior to 1997, we made a retirement benefit available to each non-employee Director that had served continuously for 60 months as a Director of the Corporation or the Bank. We discontinued future accruals under this plan in April 1997. We gave the Directors that had accrued retirement benefits as of that date the choice to maintain their current benefit or to convert the accrued amount to deferred or restricted shares of our Common Stock under our Retirement Benefits Exchange Program . All of the Directors elected to convert their accrued benefits to deferred or restricted shares. The restrictions on a Director's shares will lapse when the Director leaves the Board after having served continuously for 60 months, unless he or she resigns in order to serve on the board of an unaffiliated institution.

To further align Director and Stockholder interests, the Corporation has adopted a Director stock option plan that provides for an annual grant of 2,000 options to each non-employee Director immediately following each Annual Stockholders' Meeting. The option exercise price is equal to the closing price of the Corporation's Common Stock on each grant date, and all options are fully vested upon grant. Except under certain circumstances, these options may be exercised at any time within ten years from the date of grant.

SECURITY OWNERSHIP OF DIRECTORS AND
EXECUTIVE OFFICERS

Shares owned by the Director nominees and the Directors whose terms of office expire in 2000 and 2001, including Messrs. Gifford and Meirelles, are described above under "Election of Directors." As of March 1, 1999, Ms. Swihart and Messrs. Hogan and Warner beneficially owned 232,685, 264,262 and 357,125 shares, respectively. Ms. Swihart's shares included 138,679 shares which she has the right to acquire within 60 days under our long-term incentive plans and 50,160 restricted shares acquired under our long-term incentive plans as to which she has sole voting but no investment authority. Mr. Hogan's shares include 119,530 shares which he has a right to acquire within 60 days under our long-term incentive plans, 60,095 restricted shares acquired under our long-term incentive plans as to which he has sole voting but no investment authority and 14,796 shares owned by his spouse. Mr. Warner's shares include 252,700 shares which he has the right to acquire within 60 days under our long-term incentive plans, and 58,046 restricted shares acquired under our long-term incentive plans as to which he has sole voting but no investment authority. As of March 1, 1999, current Directors and Executive Officers, in the aggregate, beneficially owned 4,019,034 shares, representing 1.35% of the issued and outstanding shares of the Corporation's Common Stock. The number of shares of the Corporation's Common Stock beneficially owned by each Director or named Executive Officer does not equal or exceed 1% of the outstanding shares of the Corporation's Common Stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS

As of December 31, 1998, to our knowledge there was one Stockholder of the Corporation that held beneficial ownership of more than five percent (5%) of the Corporation's Common Stock. Information on that stockholder is as follows:

NAME (1)
& ADDRESS                   # OF SHARES     %
---------                   -----------    ---
Oppenheimer Capital         27,622,329     9.4%
Oppenheimer Tower
World Financial Center
New York, New York 10281

---------------

(1) Information is based upon the Schedule 13G, filed February 12, 1999 by Oppenheimer Capital ("Oppenheimer") with the Securities and Exchange Commission ("SEC"). According to the Schedule 13G, Oppenheimer, in its capacity as investment adviser, has shared voting and investment power with respect to such shares.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT

Our Executive Officers and Directors, and any persons who own more than 10% of a registered class of our equity securities, are required by Section 16(a) of the

Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our Stock with the SEC and the NYSE and to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports we have received, or written representations from certain reporting persons, we believe that, during 1998, our Executive Officers and Directors complied with all Section 16(a) filing requirements applicable to them, except Mr. McHenry filed one report disclosing the inadvertent omission from his Forms 5 for 1992 through 1996 of certain exempt acquisitions of shares under our dividend reinvestment plan. The SEC amended its rules in 1996 so that transactions such as these are no longer reportable under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

The Compensation Committee has prepared the following report for inclusion in this Proxy Statement:

Compensation Philosophy

This report reflects the Corporation's compensation philosophy as endorsed by the Board of Directors and the Compensation Committee. The report also describes the resulting actions taken by the Corporation and the Bank for 1998, as shown in the various tables supporting this report. The Compensation Committee either approves directly, or makes a recommendation to the Board of Directors, with respect to the payment amounts and award levels for Executive Officers of the Corporation and its affiliates. All of the non-employee members of the Board of Directors act as the approving body with respect to the recommendations of the Compensation Committee on compensation actions for any Executive Officer who is also a director of the Corporation.

The Corporation has designed its executive compensation program to:

  -- Support a pay for performance policy that differentiates compensation amounts based on a discretionary evaluation of performance results in three basic areas: corporate, business unit and individual performance;

  -- Motivate key executives to achieve strategic business initiatives and reward executives for their achievement;

  -- Provide compensation opportunities that are comparable to those offered by the Comparator Banks Group (described below), which allows the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success; and

  -- Align the interests of executives with the long-term interests of Stockholders through award opportunities that can result in the ownership of Common Stock.

Annually, the Corporation participates in several compensation studies to determine the competitiveness of its executive compensation program. In 1998, the comparator group used for this compensation analysis ("the Comparator Banks Group") covered banking organizations that approximate the Corporation's overall business mix and included large banking organizations with significant international, corporate and investment banking business as well as large regional banking organizations. This group provides a relevant competitive frame of reference for executive positions.

The banks in the Comparator Banks Group are also in the Keefe, Bruyette & Woods 50 Bank Index (the "KBW 50") used in the Five-Year Stockholder Return comparison which is found at the end of the discussion of compensation of Executive Officers. The Compensation Committee believes that, while the KBW 50 provides a broad measure of investment performance in the banking industry, many of the companies included in that index do not reflect the Corporation's business mix or represent the Corporation's most direct competitors for executive talent. The Comparator Banks Group is a better reference point for both purposes.

Currently, executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock and benefits typically offered to executives by the Comparator Banks Group. These key elements are designed to provide a competitive, well-balanced total compensation program which is supportive of the Corporation's strategies.

Base Salary

The purpose of base salary is to attract and retain key executives who are critical to the Corporation's long-term success by providing a basic level of income that recognizes the market value of the position as well as the individual's performance and experience. In 1998, average salaries were targeted to be within a range around the median of the Comparator Banks Group. Salary adjustments were based on the following factors: the individual's personal contribution to business unit and corporate results, the individual's actual salary level relative to the median for comparable positions in the Comparator Banks Group and the Corporation's overall salary budget for the year. While no specific weighting is determined, all of these factors are important. In approving salaries for 1998, the Compensation Committee reviewed Comparator Banks Group data for 1997. The Committee believes that the salaries for 1998 are consistent with competitive practice.

Annual Bonus

Bonuses are awarded under the Corporation's Performance Recognition Opportunity Plan (the "Performance Plan"). The purpose of the Performance Plan is to reward and motivate executives for the achievement of important business objectives in a given year in support of a pay for performance philosophy. This philosophy differentiates compensation based on the Compensation Committee's discretion in evaluating results in three basic areas: business unit, corporate, and individual performance. Target awards for achieving expected performance are established for each executive's position. Targets are set within a range around the median annual bonus payouts for comparable positions in the Comparator Banks Group. Actual awards may be above or below target depending on performance. Performance is measured primarily on results achieved against internal and external goals. The Compensation Committee established internal goals for 1998 for return on equity, earnings per share growth, and credit quality. In addition, the Compensation Committee established external goals for return on equity, and earnings per share growth which are measured in comparison to the Comparator Banks Group. The Compensation Committee may also review other internal and external criteria, such as progress on key initiatives and operating ratio in determining the Corporation's performance and individual awards. In setting bonus awards for 1998, the Compensation Committee reviewed Comparator Banks Group data regarding annual bonuses paid in 1998 for performance in 1997. According to this data, bonuses for 1998 were in the range targeted by the Compensation Committee. To further align the interests of executives and shareholders, the Compensation Committee determined that the 1998 bonus award for certain Executive Officers would be payable as a combination of cash and Time-Lapse Restricted Stock, with the stock component representing 25% of the total award in excess of $300,000 for Ms. Swihart and Messrs. Gifford, Meirelles, Hogan and Warner.

Long-Term Stock Incentive

Stock options and restricted stock were granted in 1998 under the Corporation's 1996 Long-Term Incentive Plan. The purpose of the 1996 Plan is to create and enhance significant ownership of the Common Stock of the Corporation by key officers and employees and to provide a focus on the achievement of future long-term results by aligning the interests of executives with the interests of Stockholders through the use of stock awards. Consistent with the total compensation strategy adopted by the Compensation Committee for 1998, stock awards made to Executive Officers who were members of the Corporation's Executive Management Group in 1998 were targeted to be in a range around the median of stock awards to executives in comparable positions within the Comparator Banks Group.

To further reinforce the Corporation's philosophy of promoting shareholder value and earnings growth, the vesting of shares of restricted stock awarded in 1998 was dependent, in part, on the Corporation's stock price and earnings per share performance. At the time these shares were awarded, the closing price of the Corporation's Common Stock was $44.625. The vesting provisions require continued employment and state that 75% of the shares will become free of all restrictions after the Corporation's stock price reaches or exceeds $66 per share for two consecutive trading days or the Corporation's cumulative earnings per share equals or exceeds $4.14 for four consecutive calendar quarters

(subject in each case, to a minimum two-year vesting period). The remaining 25% of the shares will become free of all restrictions after the stock price reaches or exceeds $72.50 per share for two consecutive trading days or the Corporation's cumulative earnings per share equals or exceeds $4.52 for four consecutive calendar quarters (subject in each case, to a minimum two-year vesting period).

In granting or recommending the grant of stock awards to Executive Officers in 1998, the Compensation Committee took into account the executive's level of responsibility and potential for enhancing, through stock price appreciation, the long-term interests of Stockholders, as well as the practices of the Comparator Banks Group as verified by annual external surveys. The Compensation Committee did not consider the amount of stock options or restricted stock already held by Executive Officers when it granted individual stock awards in 1998.

Stock Ownership Guidelines

Stock ownership guidelines apply to the Executive Officers named in the Summary Compensation Table and certain other executives in charge of core businesses or corporate-wide support areas. The stock ownership guidelines represent minimum levels of ownership of the Corporation's Common Stock and are expected to be achieved over a five-year period. The guidelines vary by organizational level and range from three to five times salary.

Chief Executive Officer Compensation for 1998

The Board of Directors increased Mr. Gifford's base salary by $50,000 in 1998 to $850,000. In reviewing Mr. Gifford's salary, the Compensation Committee considered market base salary data for the Comparator Banks Group provided by an independent consulting firm.

The Compensation Committee established goals for 1998 which are identified above under the heading "Annual Bonus." These goals, as well as the development and execution of strategy, provided a basis for the bonus award to Mr. Gifford. In terms of relative importance, equal weight was placed on performance versus internal goals, external financial comparisons and the development and execution of strategy. All of these criteria represented important factors, with judgment exercised by the Compensation Committee in conducting a thorough assessment of the 1998 results of the Corporation. Performance in the aggregate fell short of expectations. While the majority of the Corporation's businesses, including most of the Corporate Bank units, and Brazil and Argentina, met or exceeded 1998 performance goals, the Corporation's domestic-based Emerging Markets and High Yield trading units fell significantly short of expectations. These businesses were impacted by the significant volatility in the global financial markets in the last half of the year.

The Compensation Committee also considered Comparator Banks Group bonus data provided by an independent consulting firm. Based on these factors, Mr. Gifford was awarded a bonus of $1,900,000 for 1998 performance, of which $1,500,000 was paid as cash and $400,000 paid in the form of 11,594 shares of Time-Lapse Restricted Stock.

Mr. Gifford was also awarded 255,000 stock options and 45,000 shares of Performance Restricted Stock in 1998. These long-term stock incentive awards support the Compensation Committee's objective of aligning executive and Stockholder interests by linking Mr. Gifford's compensation to the longer term performance of the Corporation, consistent with the practices of the Comparator Banks Group.

Deductibility of Executive Compensation under the Internal Revenue Code

Under the provisions of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), a publicly held corporation may not deduct in any taxable year compensation in excess of $1 million paid to its Chief Executive Officer or its four other most highly compensated officers, subject to a number of exceptions. Internal Revenue Service regulations and transition rules of Section 162(m) of the Internal Revenue Code of 1986, as amended, specify certain conditions which, if satisfied, will permit the deductibility of compensation even if it exceeds $1 million. The 1996 Long-Term Incentive Plan was designed to exempt stock options, performance-based restricted stock and certain other awards from the deductibility limits of Section 162(m). The Corporation believes that its other stock option and stock incentive plans satisfy the conditions of Section 162(m).

The tax impact of any compensation arrangement is a factor taken into consideration by the Committee in determining the actual cost of a compensation award. As part of its compensation philosophy, the Committee works to balance the effectiveness of a compensation award with the materiality of any possible tax deduction. From time to time the Committee has determined, and may in the future determine, that it is appropriate to authorize a compensation award that is not fully deductible if the cost of the compensation is outweighed by the goals of the Corporation's overall market and performance-based compensation philosophy and the best interests of the Corporation's Stockholders.

This report was submitted by the Compensation Committee, which consists of the following non-employee Directors:

                          Gary L. Countryman, Chairman
Alice F. Emerson                                               Thomas B. Wheeler
William F. Connell                                              Glenn P. Strehle

February 18, 1999

                 EXECUTIVE COMPENSATION TABLES AND INFORMATION

The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, in accordance with the SEC's requirements. All the data regarding values for stock options and grants of restricted stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with us and the price of our Common Stock. All year-end values shown in these tables for outstanding stock options and restricted stock reflect a price of $38.9375 per share, which was the closing price of our Common Stock on December 31, 1998, as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal. The following table displays compensation information for the past three fiscal years for the named Executive Officers. All share amounts in the following tables reflect the effect of our June 22, 1998 two for one stock split.

                           SUMMARY COMPENSATION TABLE

================================================================================================================================
                                                                      LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION(1)                    AWARDS                          PAYOUTS
                             ------------------------------------  ----------------------------   ------------------------------
 NAME AND                                            OTHER ANNUAL  RESTRICTED     SECURITIES        LONG-TERM        ALL OTHER
  PRINCIPAL                                          COMPENSATION     STOCK       UNDERLYING      INCENTIVE PLAN    COMPENSATION
  POSITION          YEAR      SALARY     BONUS(2)        (3)        AWARDS(4)     OPTIONS/(#)       PAYOUTS(5)          (6)
--------------------------------------------------------------------------------------------------------------------------------
 C.K. Gifford       1998     $869,231   $1,900,000    $     --        --(7)        334,442 shs.(8)   $     --         $188,954
 Chairman & CEO     1997      800,000    2,500,000          --        --(7)        293,110(8)         271,181           67,350
                    1996      800,000    1,800,000     389,832        --(7)        262,066(8)         721,406           62,593
--------------------------------------------------------------------------------------------------------------------------------
 H.C. Meirelles     1998      661,539    1,500,000     447,495        --(7)        204,000                 --          173,562
 President & COO    1997      600,000    2,000,000     471,773        --(7)        119,000            818,015           45,757
                    1996      330,122    1,600,000     199,496        --(7)         88,000                 --          226,258
--------------------------------------------------------------------------------------------------------------------------------
 P.F. Hogan         1998      401,923    1,200,000          --        --(7)        142,566(8)              --           95,352
 Vice Chairman      1997      323,077    1,500,000          --        --(7)         82,778(8)          67,832           20,953
                    1996      250,000     350,000           --        --(7)         69,786(8)         180,319           17,579
--------------------------------------------------------------------------------------------------------------------------------
 B.H. Warner        1998      350,000    1,000,000          --        --(7)         85,000                 --           65,160
 Vice Chairman      1997      285,192    1,250,000          --        --(7)         34,000             67,832           11,614
                    1996      245,000     300,000           --        --(7)         42,500            180,320            9,969
--------------------------------------------------------------------------------------------------------------------------------
 S.M. Swihart       1998      324,039     800,000           --        --(7)        112,544(8)              --           46,854
 Vice Chairman,     1997      240,000     600,000           --        --(7)         34,000             67,832           13,672
 CFO & Treasurer    1996      200,000     250,000           --        --(7)         64,662(8)         180,320            9,536
================================================================================================================================

Footnotes to Summary Compensation Table.

(1) Salary and bonus amounts include portions deferred under our Non-Qualified Deferred Compensation Plan for Executives (the "Deferral Plan") or pursuant to our Thrift-Incentive 401(k) Plan (the "Thrift Plan").

(2) Bonus amounts shown were awarded for performance during the year indicated. The bonus amounts for 1998 were payable in cash and Time-Lapse Restricted Stock. In calculating the number of restricted shares to be awarded as the non-cash portion of the bonus, the value of the non-cash portion of the award was divided by the fair market value of the stock on February 9, 1999. These awards of Time-Lapse Restricted Stock will vest in installments of one-third on each of the first, second and third anniversaries of the grant date if the Executive Officer is then employed by an affiliate of the Corporation, subject to earlier vesting in the event of death, retirement or disability. The Compensation Committee may remove or modify the restrictions on restricted stock at any time. In addition, the restrictions would automatically lapse upon a change in control of the Corporation. Dividends are paid on Time-Lapse Restricted Stock to the same extent as they are paid on the Corporation's Common Stock generally. The 1998 Restricted Stock award amounts for each of the named Executives Officers were as follows: Mr. Gifford, 11,594 shares; Mr. Meirelles 8,695 shares; Mr. Hogan, 6,521 shares; Mr. Warner, 5,072 shares; and Ms. Swihart, 3,623 shares.

(3) During the years covered by the table, none of the named Executive Officers, except for Messrs. Gifford and Meirelles, received perquisites or other personal benefits in an amount sufficient to require reporting under the SEC's rules. The amounts shown for Mr. Meirelles in 1997 and 1998 include $471,773 and $447,495, respectively, related to his relocation from Brazil to the United States, including temporary housing costs, the benefits of an interest-free loan from the Corporation for the purchase and improvement of his residence and the payment by the Corporation of certain expenses related thereto. (See "Interests of Directors and Executive Officers in Certain Transactions.") The 1996 amounts shown for Messrs. Gifford and Meirelles include the following tax offset payments in connection with the exercise of certain stock options under our 1986 Stock Option Plan: Mr. Gifford, $389,832; and Mr. Meirelles, $6,977. The 1996 amount shown for Mr. Meirelles also includes $54,000 representing compensation attributable to Mr. Meirelles as a result of a rent-free lease of a residence to him by the Corporation while he resided in Brazil.

(4) As of December 31, 1998, each of the named Executive Officers held the following number of restricted shares having the corresponding year-end market values:

                            AS OF DECEMBER 31, 1998

<Captiion>
================================================================================
                         TOTAL NUMBER OF RESTRICTED
     NAME                       SHARES HELD               AGGREGATE MARKET VALUE
--------------------------------------------------------------------------------
C. K. Gifford                      88,134                        $3,431,718
--------------------------------------------------------------------------------
H.C. Meirelles                     60,734                         2,364,830
--------------------------------------------------------------------------------
P. F. Hogan                        31,268                         1,217,498
--------------------------------------------------------------------------------
B. H. Warner                       25,268                           983,873
--------------------------------------------------------------------------------
S. M. Swihart                      24,734                           963,080
================================================================================

    These shares represent the unvested portions of (i) restricted stock or restricted stock units awarded in 1995 that vest following the passage of time and (ii) performance restricted stock or performance restricted stock units awarded in 1997 and 1998 that vest upon the attainment of certain stock price or earnings per share targets and the passage of a certain time period. The Time Lapse Restricted Stock has vested or will vest in installments of one-third on each of the third, fourth and fifth anniversaries of the grant date if the Executive Officer is then employed by one of our affiliates, subject to earlier vesting in the event of death, retirement or disability. Following vesting, certain of these shares remain subject to transferability restrictions for up to 10 years after the grant date. The Compensation Committee may remove or modify the restrictions on Time Lapse or Performance Restricted Stock at any time. In addition, the restrictions on both Time Lapse and Performance Restricted Stock would automatically lapse upon a change in control of the Corporation. Dividends are paid on Time-Lapse Restricted Stock to the same extent as they are paid on our Common Stock generally. Dividends accrue on shares of Performance Restricted Stock, but will not be paid to the Executive Officer unless the shares vest.

(5) Represents the dollar value of vested shares of Performance Restricted Stock, calculated by multiplying the closing price of our Common Stock on the date the vesting occurred by the number of shares or units that vested on that date.

(6) The 1998 amounts include matching employer contributions and credits under the Thrift Plan and the Deferral Plan for the named Executive Officers, plus interest credited on previously earned salary and bonuses deferred under the Deferral Plan or similar arrangements to the extent such credits were made at a rate that exceeded a rate determined by the SEC's rules:

=============================================================================================
                                  MATCHING EMPLOYER                    INTEREST CREDITED ON
                              CONTRIBUTIONS AND CREDITS              PREVIOUSLY EARNED SALARY
      NAME              THRIFT PLAN             DEFERRAL PLAN               AND BONUSES
---------------------------------------------------------------------------------------------
C. K. Gifford             $    0                  $134,769                   $54,082
---------------------------------------------------------------------------------------------
H. C. Meirelles            6,400                   100,062                    66,993
---------------------------------------------------------------------------------------------
P. F. Hogan                6,400                    69,677                    15,496
---------------------------------------------------------------------------------------------
B. H. Warner               6,400                    57,600                     1,157
---------------------------------------------------------------------------------------------
S. Swihart                 6,400                    30,562                     8,192
=============================================================================================

    The 1996 amount shown for Mr. Meirelles also includes a one-time accrual of $225,000 to a deferred compensation account in his name, stemming from his relocation from Brazil to the United States. This amount will accrue interest at the rate set forth in the Deferral Plan, and will be paid to Mr. Meirelles following retirement or other termination of employment in accordance with the provisions of that Plan.

(7) Awards of Performance Restricted Stock for the past three fiscal years are not reported as "Restricted Stock Awards" because of their performance-based conditions on vesting. The 1998 awards are reported in the table below under "Long-Term Incentive Plans -- Awards in 1998." The portion of those awards that was not vested at year-end is included in the year-end restricted stock holdings shown above in footnote 4.

(8) Includes "reload" option grants. See footnote 2 to the "Option Grants in 1998" table set forth below.

                            STOCK-BASED COMPENSATION

The following table provides details regarding stock options granted to the named Executive Officers in 1998 under the 1996 Long-Term Incentive Plan (the "1996 Plan"), including "reload" option grants related to the exercise of stock options previously granted under the 1991 Long-Term Stock Incentive Plan and the 1996 Plan (see footnote 2). In addition, in accordance with the SEC's rules, this table shows hypothetical gains on a pre-tax basis, or "option spreads," that would exist for the respective options granted in 1998 to the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting stock prices for the options granted on January 22, 1998 (expiration date of January 22, 2008) would be $72.69 at a 5% rate of appreciation and $115.75 at a 10% rate of appreciation.

                             OPTION GRANTS IN 1998

==========================================================================================================================
                                                                                                        POTENTIAL
                                                                                                     REALIZABLE VALUE
                                                                                                        AT ASSUMED
                              NUMBER OF         % OF TOTAL                                           ANNUAL RATES OF
                             SECURITIES           OPTIONS                                              STOCK PRICE
                             UNDERLYING         GRANTED TO        EXERCISE                           APPRECIATION FOR
                           OPTIONS GRANTED       EMPLOYEES         PRICE          EXPIRATION           OPTION TERM
         NAME               (#)(1)(2)(3)          IN 1998        ($/SH.)(4)        DATE(5)           5%           10%
--------------------------------------------------------------------------------------------------------------------------
 C. K. Gifford                 255,000             6.04%          $ 44.625         1/22/08      $  7,156,428 $  18,135,793
                                33,540(6)           .80            55.4375         1/25/06           853,362     2,031,059
                                45,902(6)          1.09            55.4375         1/23/07         1,352,488     3,309,102
--------------------------------------------------------------------------------------------------------------------------
 H.C. Meirelles                204,000             4.83             44.625         1/22/08         5,725,142    14,508,634
--------------------------------------------------------------------------------------------------------------------------
 P.F. Hogan                    102,000             2.42             44.625         1/22/08         2,862,571     7,254,317
                                   482(6)           .01            50.3438         4/11/01             3,968         8,346
                                   898(6)           .02            50.3438         2/27/02             9,714        20,915
                                 2,732(6)           .07            50.3438         2/25/03            37,862        83,638
                                 5,696(6)           .14            50.3438         1/27/04            95,771       216,823
                                 3,894(6)           .09            50.3438         1/26/05            78,512       182,560
                                 9,232(6)           .22            50.3438         1/25/06           218,594       522,329
                                17,632(6)           .42            50.3438         1/23/07           482,386     1,185,067
--------------------------------------------------------------------------------------------------------------------------
 B.H. Warner                    85,000             2.01             44.625         1/22/08         2,385,476     6,045,264
--------------------------------------------------------------------------------------------------------------------------
 S.M. Swihart                   85,000             2.01             44.625         1/22/08         2,385,476     6,045,264
                                 1,712(6)           .04            43.9375         4/11/01            12,868        27,117
                                 1,820(6)           .04            43.9375         2/27/02            17,817        38,454
                                 1,856(6)           .04            43.9375         2/25/03            23,128        51,225
                                 5,914(6)           .14            43.9375         1/27/04            89,054       202,207
                                 5,664(6)           .13            43.9375         1/26/05           101,951       237,791
                                10,578(6)           .25            43.9375         1/25/06           257,276       634,137
==========================================================================================================================

(1) In general, 50% of these stock options are exercisable one-year from the date of grant and the remaining 50% vest and become exercisable two years after the date of grant. The Compensation Committee may accelerate the exercisability of stock options, in whole or in part, at any time. In addition, the exercisability of stock options would automatically accelerate upon a change in control of the Corporation.

(2) These stock options have a replenishment provision which provides for a "reload" option grant. If an optionee uses previously acquired shares of our Common Stock to pay the exercise price of a stock option, then he or she is granted an option ("reload") equal to the number of whole shares tendered, and the new exercise price will be the closing price of our Common Stock on the date the underlying stock option is exercised. The new option will have the same vesting schedule and expiration date as the original option.

(3) These options are transferable to members of the Executive Officer's immediate family or to certain entities established for the benefit of such family members. No options have been transferred to date.

(4) The exercise price of all stock options may be no less than the closing price of the Common Stock on the date of the grant.

(5) All stock options expire 10 years after the date of grant, except as otherwise noted.

(6) "Reload" option grants. See footnote 2 above.

      AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END 1998 OPTION VALUES

The following table shows stock option exercises by the named Executive Officers during 1998, including the aggregate value realized upon exercise. This represents the excess of the fair market value over the purchase price at time of purchase. In addition, this table includes the number of shares underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1998. Also reported are the values of "in-the-money" options, which reflect the positive spread between the exercise price of any such existing stock options and the year-end per share price of our Common Stock of $38.9375.

=============================================================================================================================
                                OPTIONS EXERCISED
                                   DURING 1998             NUMBER OF SECURITIES UNDERLYING
                           -------------------------       UNEXERCISED OPTIONS AT YEAR-END         VALUE OF UNEXERCISED
                              SHARES                                   (#)                   IN-THE-MONEY OPTIONS AT YEAR-END
                           ACQUIRED ON       VALUE       ----------------------------------  --------------------------------
 NAME                        EXERCISE       REALIZED      EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
C. K. Gifford                218,970       $6,384,452         277,680 shs      429,022 shs.   $4,497,615         $301,537
-----------------------------------------------------------------------------------------------------------------------------
H. C. Meirelles                   --               --         147,500          263,500         1,174,938          245,437
-----------------------------------------------------------------------------------------------------------------------------
P. F. Hogan                   88,160        2,225,089          22,747          167,341            15,896          111,314
-----------------------------------------------------------------------------------------------------------------------------
B. H. Warner                      --               --         203,200          102,000         4,853,225           70,125
-----------------------------------------------------------------------------------------------------------------------------
S. M. Swihart                 60,726        1,457,629          65,407          121,061           935,882           70,126
=============================================================================================================================


                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998

The following table shows the number of shares of Performance Restricted Stock awarded to each named Executive Officer in 1998 under the 1996 Plan, together with the maximum performance period applicable to those awards:

[CAPTION]

=============================================================================================================
                                                                      STOCK & EPS
                                                                   PERFORMANCE GOALS
                                            MAXIMUM         ------------------------------
                                          PERFORMANCE          INITIAL         SUBSEQUENT
                                            OR OTHER         PERFORMANCE       PERFORMANCE
                           NUMBER         PERIOD UNTIL         HURDLE            HURDLE
                          OF SHARES      MATURATION OR           75%              100%             PRICE ON
 NAME                       (#)             PAYOUT            VESTING           VESTING         DATE OF GRANT
-------------------------------------------------------------------------------------------------------------
C. K. Gifford              45,000           1/22/03          $66 or            $72.50 or            $44.625
                                                             EPS $4.14         EPS $4.52
-------------------------------------------------------------------------------------------------------------
H. C. Meirelles            36,000           1/22/03          $66 or            $72.50 or            $44.625
                                                             EPS $4.14         EPS $4.52
-------------------------------------------------------------------------------------------------------------
P. F. Hogan                18,000           1/22/03          $66 or            $72.50 or            $44.625
                                                             EPS $4.14         EPS $4.52
-------------------------------------------------------------------------------------------------------------
B. H. Warner               15,000           1/22/03          $66 or            $72.50 or            $44.625
                                                             EPS $4.14         EPS $4.52
-------------------------------------------------------------------------------------------------------------
S. M. Swihart              15,000           1/22/03          $66 or            $72.50 or            $44.625
                                                             EPS $4.14         EPS $4.52
=============================================================================================================

(1) Vesting provisions for shares of Performance Restricted Stock require continued employment and state that (i) if the price of our Common Stock reaches or exceeds the initial performance hurdle of $66 per share for two consecutive trading days on or before the designated date or our cumulative earnings per share ("EPS") for four consecutive calendar quarters equals or exceeds $4.14, 75% of the shares awarded will vest (subject to a minimum two-year vesting period) and (ii) if our stock price reaches or exceeds the subsequent performance hurdle of $72.50 per share for two consecutive trading days on or before the designated date or our cumulative EPS for four consecutive calendar quarters equals or exceeds $4.52, the remaining 25% of the shares awarded will vest (subject to a minimum two-year vesting period). In general, the Executive Officer's death, retirement or disability will not affect his or her right to receive shares of Performance Restricted Stock that subsequently vest. If the Executive Officer dies, retires or becomes disabled after one or both price hurdles have been met but before the minimum two-year vesting period has passed, a portion of the shares will be delivered to the Executive Officer or his or her estate free of restrictions. If the Executive Officer's employment terminates for any other reason or if the price hurdles are not met prior to January 22, 2003 the shares (as well as accrued dividends on those shares) will be forfeited.

                              RETIREMENT BENEFITS

The following table shows the years of service and the estimated annual retirement benefits payable at the retirement age of 65 to each of the named Executive Officers. The benefits are payable in the form of a single lifetime annuity based on: the Executive Officer's current salary, estimated future bonuses, and an assumed future annual interest credit rate of 6.0% on each individual's cash balance account, converted to an annuity at the rate of 7.0%:

========================================================================
                          PRIOR YEARS OF SERVICE      ESTIMATED ANNUAL
                                 AT AGE 65           RETIREMENT BENEFITS
------------------------------------------------------------------------
 C. K. Gifford                      41                    $936,681
------------------------------------------------------------------------
 H. C. Meirelles                    36                     359,330
------------------------------------------------------------------------
 P. F. Hogan                        36                     381,166
------------------------------------------------------------------------
 B. H. Warner                       41                     513,817
------------------------------------------------------------------------
 S. M. Swihart                      40                     460,930
========================================================================

The estimates shown reflect the cash balance formula discussed below computed as a single lifetime annuity. Credits are made annually to an individual's account at a rate ranging from zero to 8.0% of the Executive Officer's salary and bonus (as reported in the Summary Compensation Table), depending on the individual's years of service. The maximum annual credit is made for an individual with over 20 years of service, and no credit is made for an individual with less than one year of service. In addition, interest ranging from a minimum of 5.5% to a maximum of 10% will be credited annually on an individual's beginning-of-the-year account balance. Subject to these minimum and maximum percentages, the interest credit percentage will represent the average three-month Treasury Bill rate for the prior calendar year plus 0.5%. These benefits are provided under a combination of the Bank's tax-qualified retirement plan and supplemental plans. The supplemental plans provide retirement income payments to cover benefits not payable under the tax-qualified plan due to limitations imposed by tax law and the exclusion of bonus awards earned prior to 1997 from the basic retirement plan formula.

On January 1, 1997, accrued benefits earned under a prior plan formula were converted to a lump sum amount and added to the individual's existing cash balance account. This portion of the cash balance account will continue to grow with increases in eligible compensation.

                          SUPPLEMENTAL DEATH BENEFITS

Under an executive life insurance plan adopted by the Bank in 1982, certain of its then senior executives were provided with supplemental post-retirement death benefits. As a result of tax law changes, the plan was revised in 1986 to discontinue this benefit. Executives who were active participants in the plan at the time of its discontinuance became eligible for a replacement benefit under a new program. Under the replacement program, the Bank provides post-retirement death benefits of up to $1,000,000, increased for tax liability. In order to receive this full supplemental benefit, the executive must have 10 years of service and retire after age 62. The benefit is reduced to 90% if retirement occurs at age 61, and to 80% at age 60. If retirement occurs before age 60, there is no supplemental benefit. Mr. Gifford is the only active executive still eligible to receive this benefit.

                              SEVERANCE AGREEMENTS

The named Executive Officers have severance agreements which address a termination of employment that occurs within the three-year period following a change in control of the Corporation. If that termination is by the Corporation for other than "cause" or by the Executive Officer for "good reason," the Executive Officer will be entitled to receive, among other things: (i) an amount equal to three times the sum of the Executive Officer's annual salary and his or her highest annual bonus of the three preceding years, (ii) an amount equal to the cost to the Bank to provide life, disability, accident and health insurance benefits for three years, and (iii) service credit accruing for three years under the Bank's retirement plan, the Thrift Plan and certain supplemental plans. The agreements also provide for the payment of benefits if termination occurs before a change in control but after the announcement of a transaction that would result in a change in control. These severance agreements are not employment agreements and provide no benefits other than in the context of a change in control. In the event any payments received under these agreements are subjected to the excise tax imposed under
Section 4999 of the Code, each agreement provides for an additional payment to the Executive Officer to restore him or her to the same after-tax position in which he or she would have been had the excise tax not been imposed. However, we are obligated to make this additional payment only if, as a result, the Executive Officer's after-tax benefit will be at least 110% of the after-tax benefit that he or she would have received if the original payment had been reduced to an amount not subject to the excise tax.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Emerson and Messrs. Connell, Countryman, Strehle and Wheeler served as members of the Compensation Committee during 1998. None of these individuals had any transactions or relationships with the Corporation in 1998 requiring specific disclosure under the SEC's rules. In 1999, we anticipate that Mr. Connell will be a party to a proposed transaction in which one of our subsidiaries has an interest. For a description of this proposed transaction, see "Interests of Directors and Executive Officers in Certain Transactions."

For a description of the types of transactions or relationships Directors and Executive Officers of the Corporation and their associates may have had with the Corporation and/or its subsidiaries during 1998, see "Interests of Directors and Executive Officers in Certain Transactions."

During 1998, there were no "interlocking" or cross-board memberships that are required to be disclosed under the SEC's rules, except for the following:

Mr. Gifford was a Director of Massachusetts Mutual Life Insurance Company ("Mass. Mutual") (but not a member of Mass. Mutual's compensation committee); Mr. Wheeler, Chairman of Mass. Mutual, was a Director and member of the Corporation's Compensation Committee.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

The following table compares the total return on the Corporation's Common Stock over the last five years to the KBW 50 and the S&P 500. The KBW 50 is comprised of 50 of the nation's largest banks, including all money-center and most major regional banks. We calculate the total return values for these indices based on cumulative total return values, assuming reinvestment of dividends.

               COMPARISON OF FIVE-YEAR TOTAL STOCKHOLDER RETURNS

                                                           BKB                       KBW 50                      S&P 500
                                                           ---                       ------                      -------
12/93                                                     $100                        $100                        $100
12/94                                                     $117                        $ 95                        $101
12/95                                                     $215                        $152                        $139
12/96                                                     $309                        $215                        $171
12/97                                                     $462                        $314                        $229
12/98                                                     $393                        $340                        $294

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN CERTAIN TRANSACTIONS

The Corporation entered into an agreement with Mr. Meirelles in 1997 related to his relocation from Brazil. Under the terms of this agreement, the Corporation agreed to loan Mr. Meirelles up to $3.7 million in connection with his purchase and improvement of a residence in Massachusetts. At December 31, 1998, the outstanding balance on this loan was approximately $2.6 million. The loan has a maturity of 14 years and is interest free until such time as Mr. Meirelles ceases to be a full time employee of the Corporation or until six months after his death or permanent disability. If Mr. Meirelles' employment terminates, other than for cause, more than three years from the date of the agreement or at any time by reason of his death, disability or a change in control of the Corporation, he must repay the loan within one year from that date. A termination within three years from the date of the agreement, other than for cause, death or disability or change in control, would obligate Mr. Meirelles to repay the loan within six months of such date. The repayment amount due in each instance would be the lesser of (i) the outstanding principal balance on the loan plus interest from the date of termination or (ii) the fair market value of the property. If Mr. Meirelles' employment is terminated for cause, the loan would become immediately due and payable, and he would be required to pay the fair market value of the property plus interest from the date of termination. Mr. Meirelles may also elect to pre-pay the loan at any time during the course of his employment.

Under the terms of the agreement, Mr. Meirelles is responsible for all expenses related to the property with respect to insurance, utilities and household employees. We have agreed to pay all other expenses related to operating, repairing and maintaining the property. We also provided certain furnishings for the property, which Mr. Meirelles has the option to purchase at their appraised value upon repayment of the loan. To the extent that the value of owning and operating the house and providing the furnishings (and upon repayment, any excess in the loan balance over the repayment amount) are required to be imputed as income to Mr. Meirelles for federal and state tax purposes, we have agreed to provide Mr. Meirelles with a tax protection payment and a gross-up of such amount to cover applicable taxes.

One of our subsidiaries has announced a proposed joint venture with PGA Tour Golf Course Properties ("PGA Properties") and one of our Directors, William Connell, in connection with the creation of a New England golf course at an estimated cost of $18 million. If the transaction is consummated, it is anticipated that PGA Properties would own 50% of the facility, and our subsidiary and Mr. Connell would each own approximately 25%. As part of this transaction, we would be contributing certain property that was previously acquired by a subsidiary of the Bank in 1991 in connection with a commercial loan foreclosure. This property is part of a larger parcel of land that is currently being held by us as a nonperforming asset, and the total parcel has an appraised value of $5.2 million. The portion of the parcel that we will retain is expected to have a resulting fair value equal to or exceeding the current appraised value of the total parcel. The proposed transaction may also entail a cash investment by each party. The proposed transaction is subject to final agreement of the parties and is conditioned upon receipt of all necessary state and local permits and approvals.

In addition to the foregoing transaction, some of our Directors and Executive Officers and their associates were customers of and had transactions with or involving the Bank and/or one or more of our other subsidiaries in the ordinary course of business during 1998. We expect that additional transactions may take place in the ordinary course of business in the future. Some of our Directors are directors, officers, trustees or principal security holders of corporations or other organizations that were customers of, or had transactions with, the Bank and/or one or more of our other subsidiaries in the ordinary course of business during 1998.

The outstanding loans and commitments to, and other financial transactions with, any of our Directors or Executive Officers or to or with persons or business entities affiliated with them were made by the Bank in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In addition to banking and financial transactions, the Bank and our other subsidiaries, but not the Corporation itself, have had additional transactions with, or have used products or services of, various organizations of which our Directors are directors or officers. The amounts involved have in no case been material in relation to the business of the Bank or our other subsidiaries, and we believe that they have not been material in relation to the business of such other organizations. We expect that the Bank and our other subsidiaries will continue to have similar transactions with, and use products or services of, these organizations in the future.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
                                 (Proxy Item 2)

The firm of PricewaterhouseCoopers LLP ("PwC") has been selected by the Board of Directors, subject to ratification by the Stockholders, to be the Corporation's independent auditors for 1999. PwC (or Coopers & Lybrand L.L.P. prior to its merger with Price Waterhouse LLP), independent certified public accountants, has served as independent auditors of the Bank and its subsidiaries since 1969, and of the Corporation since it commenced activity in 1971, and has significant experience in bank accounting and auditing. Neither the firm nor any of its partners has any direct or indirect financial interest in, or any connection (other than as independent auditors) with, the Corporation or the Bank or any of the Corporation's other subsidiaries. Representatives of PwC are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

The consolidated financial statements of the Corporation for the year ended December 31, 1998 have been audited and reported upon by PwC. In connection with its independent audit function during 1998, PwC also reviewed certain filings with the SEC, audited the financial statements of certain of the Corporation's subsidiaries, affiliates and benefit plans and issued reports in specific areas. In addition, PwC and its affiliates performed certain non-audit services including (i) consultations with the Corporation and its subsidiaries regarding benefit plans, systems, policies and procedures, internal controls, and potential mergers, acquisitions and divestitures; (ii) assistance with certain internal audit functions; (iii) consultation on various income tax matters, reviews of certain tax returns, and the provision of certain income tax services to certain officers of the Corporation and expatriate employees; (iv) record keeping and other services related to the benefit and compensation plans of the Corporation and its subsidiaries; and (v) assistance with other accounting matters and operational projects. All of the professional services provided by PwC and its affiliates during 1998 were furnished at customary rates and terms. Should the selection of PwC as independent auditors of the Corporation not be ratified by the Stockholders, the Corporation's Board will reconsider the matter.

THE CORPORATION'S BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE CORPORATION IN 1999.

STOCKHOLDER PROPOSALS

                             STOCKHOLDER PROPOSAL A
                                 (Proxy Item 3)

Mr. John Jennings Crapo, P.O. Box 400151, Cambridge, MA 02140-0002, who holds of record 1,034 shares of the Corporation's Common Stock, has submitted the following proposal for action at the Corporation's Annual Stockholders' Meeting:

    Commencing in the year 2,000, annual meetings of shareholders of the BankBoston Corporation (the "Registrant") shall meet February SIXTH. Exceptions shall be when said SIXTH is a Sunday, Saturday or legal holiday and the Board of Directors of the Registrant shall command that year the said meeting shall be held on the Thursday immediately before that particular February SIXTH.

The statement submitted in support of this Stockholder proposal is as follows:

    Proposal received enough votes April 23, 1998 to justify presentation again. CEO Mr. Gifford introduced proponent and seconded proposal. February 06, 1788 Delegates to the Convention which voted 187 "FOR", 168 "AGAINST" ratification by Massachusetts of the United States Constitution met on what is today's Bank/Boston Headquarters. February SIXTH is too the anniversary of the Ascension of authority of King James, Second, and Queen Elizabeth, Second. Proponent has wondered whom the delegates were who met at the church to ratify/reject the US CONSTITUTION. At a prior site, it was Presbyterian. Later on it was Unitarian-Universalist. The 1790 Census has over six hundred and fifty household heads named BROWN, over seventy GIFFORD, and one column and 3/4 household heads named PHILLIPS/PHILIPS. A distinguished person from another State has declared "My constituency includes the sights of the earliest homes, communities and governmental activities in the United States. It is the site of many historic indices." The said Census lists only one household of Saltonstalls in Massachusetts. "Nath'l" Saltonstall, househead of eight whose distinguished nationally known lineal direct descendant US Senator Leverett Saltonstall has declared: "My citizenship constantly calls to my mind the courage, the sense of duty and the participation they made." "They" whom descendant was referring to were the Patriots who supported the American Revolution. During that descendant's service as Governor of Massachusetts, Massachusetts ratified the first Ten Amendments to the United States Constitution, proof that ratification of it was insufficient. The neighborhood of Sir Richard's Landing, Cambridge, Massachusetts is an area of heavy motor vehicular traffic, evidence that being careful is not being too much a stickler. Numbering among the few women enumerated in said census as househead are Sarah Gifford and "Miss" Gifford. In 1790 Massachusetts population was 378,787. The population of Rhode Island and Providence Plantations was 68,825 with 948 slaves. Connecticut which is known as the "Constitution" State had a population of 237,946 with 21,324 slaves. There were three hundred and thirty-seven household heads in 1790 named Davis in Massachusetts. Nationally known Shareholder from Washington, DC, Stockholder Davis declared this proposal was her idea first. There were lots and lots of people at the Stockholder meeting on "Take Our Daughters To Work Day." Proponent doesn't know if they all were stockholders, doesn't know if all who talked were shareholders. Refreshments immediately prior the meeting were superior and museum pieces show proponent thinks also were irrelevant.

THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

At previous Annual Meetings of the Stockholders, the Corporation's Stockholders have rejected similar proposals from this same Stockholder. The Corporation's By-Laws currently provide that the Annual Meeting of Stockholders is to be held on a date determined each year by the Board of Directors. The flexibility provided by the By-Laws allows the Board to take into consideration all relevant factors in setting the meeting date, including the time required to prepare the Proxy Statement and the Annual Report to Stockholders and associated filings with the SEC. The April Annual

Meeting dates selected by the Board since 1993 have given the Corporation additional time to prepare these important communications, thereby helping to ensure that Stockholders receive high quality materials containing the most currently available information.

The Corporation encourages all Stockholders to attend the Annual Meeting in person if possible but recognizes that, due to the large number of Stockholders involved, any date selected may be convenient for some Stockholders and present a conflict for others. The Board of Directors believes that it is in the best interest of the Corporation and its Stockholders to retain the flexibility provided in the By-Laws and not be limited to the Annual Meeting date specified in the proposal.

FOR THE FOREGOING REASONS, THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.

                             STOCKHOLDER PROPOSAL B
                                 (Proxy Item 4)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who holds of record 600 shares of the Corporation's Common Stock, has submitted the following proposal for action at our Annual Stockholders' Meeting:

    RESOLVED: That the stockholders of BankBoston, assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

    (a) The handing of contribution cards of a single political party to an employee by a supervisor.

    (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

    (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

    (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

    (e) Placing a preponderance of contribution cards of one party at mail station locations.

The statement submitted in support of this Stockholder Proposal is as follows:

    The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy
    (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not BankBoston Corporation). And if the Corporation did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report. Last year the owners of 5,368,989 shares, representing approximately 6% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal.

THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

The Corporation's stockholders rejected a similar proposal at its Annual Meeting of Stockholders in 1996, 1997 and 1998. The Corporation continues to believe that the adoption of this proposal would not serve the best interests of the Corporation or its stockholders. The Corporation is required to comply with numerous federal and state laws and regulations governing political activity and is committed to compliance with those laws and regulations. The Corporation encourages its employees to participate in civic and political activities. In addition, as authorized by federal and state law, the Corporation sponsors employee-funded political action committees. Through these committees, employees may make voluntary contributions that support candidates and public officials with particular views on proposed legislation and on other issues affecting the financial services industry or the communities served by the Corporation and its subsidiaries. The Corporation, consistent with its legal obligations and its internal policies, follows procedures to ensure that contributions from employees are entirely voluntary. The Corporation believes that this proposal is unnecessary since the Corporation's current policies, in conjunction with federal and state regulations, adequately address the issues raised.

FOR THE FOREGOING REASONS, THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL B.

                             STOCKHOLDER PROPOSAL C
                                 (Proxy Item 5)

Ms. Marta Drury, P.O. Box 3070, Half Moon Bay, California, 94019 and Ms. Jennifer Ladd c/o United States Trust Company Boston, 40 Court Street, Boston, Massachusetts 02108, who hold of record 660 and 220 shares, respectively, of our Common Stock have submitted the following proposal for action at our Annual Stockholders' Meeting:

    WHEREAS, increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. Between 1990 and 1997, CEO cash compensation rose 86% and average total compensation (including stock options) rose 298%, vastly exceeding a 22% increase in factory wages and S&P earnings growth of 110% (Business Week Survey of Executive Compensation; Bureau of Labor Statistics);

    WHEREAS, in 1997, the top 365 US CEOs earned on average 326 times the average factory workers' pay, a dramatic rise from the 42 times reported in 1980;

    WHEREAS, though US multinational corporations increasingly see themselves as global companies, taking advantage of global labor markets, they continue to pay their executives at levels far surpassing levels common in Europe, Asia and Latin America.

    WHEREAS, the total compensation of BankBoston's CEO in 1997 was $3.6 million. This represents 131 times the average US factory worker, and 3,368 times the minimum wage in Brazil ($1,080 per year), where BankBoston operates as one of that country's largest financial institutions;

    WHEREAS, over the period 1995 to 1997 BankBoston's top four officers with continuous service saw their total compensation rise 57%, many times the increase enjoyed by the average BankBoston employee;

    WHEREAS, growing research on effective organizations stresses the importance of empowering front-line workers, a goal undermined by compensation policies that reward top executives at the expense of workers closest to the customers and production;

    WHEREAS, business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps within enterprises and called for limits on executive pay based on multiples of worker compensation;

    THEREFORE, BE IT RESOLVED, that shareholders urge the Board of Directors to address the issue of runaway remuneration of CEOs and the widening gap between highest and lowest paid workers by:

    1) Establishing a cap on CEO compensation expressed as a multiple of pay of the lowest paid worker at BankBoston;

    2) Preparing a report for shareholders explaining the determinations used in order to determine the appropriate cap.

The statement submitted in support of this Stockholder proposal is as follows:

    BankBoston has demonstrated leadership in several areas of corporate social responsibility, including community reinvestment, environmental stewardship and broad-based distribution of stock options. We would like BankBoston to provide similar leadership in controlling executive compensation costs by restoring a link between the pay of leaders and those whom they lead. We believe that the success of any enterprise stems from all employees working together to serve customers well and create value for shareholders. All who share in the creation of value should share equitably in the value created. In asking BankBoston to establish a cap on executive compensation, we have not sought to impose our own arbitrary cap on executive pay. Instead we have asked our company to wrestle with the issue of the rising wage cap within corporations. By imposing the financial discipline of a pay cap, we hope our company can help reverse a long standing trend that is neither good for business, nor society. Please vote YES.

THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL C.

The Board believes that setting the compensation and incentives for the Chief Executive Officer is one of its key responsibilities. In discharging this responsibility, the Compensation Committee, which is made up solely of independent Directors, makes recommendations to the Board, which are then discussed and voted on by the independent Directors without management present. The Compensation Committee report on pages 14 through 17 of this Proxy Statement, explains the philosophy and methodology of the Corporation's compensation program. As discussed in the report, the Corporation takes part in several industry compensation studies each year to determine the competitiveness of its executive compensation program. This provides the Board with market data on a group of banking organizations with businesses similar to our own. The Board believes that the program provides an effective system for determining executive compensation that is reasonable and competitive with the other financial institutions with which we compete for executive talent.

The proponents' proposal recommends that we establish an arbitrary cap on executive compensation that is not based on job market, competition, or individual or overall company performance. This limit would restrict the Corporation's ability to attract and retain the experienced and dedicated leaders necessary for its business. Such a cap would also remove from the Board the flexibility to recognize significant accomplishments of an individual that may be critical to ensuring the long-term success of the Corporation.

As discussed in the Compensation Committee's report, the Board believes that the current system used by the Board and the Compensation Committee in determining the Chief Executive Officer's compensation is appropriate and in the best interest of Stockholders.

FOR THE FOREGOING REASONS, THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL C.

SUBMISSION OF STOCKHOLDER PROPOSALS OR NOMINATIONS FOR THE 2000 ANNUAL MEETING

All Stockholder proposals to be considered for inclusion in the Proxy Statement for our 2000 Annual Meeting of Stockholders must be submitted in writing to the Clerk of the Corporation, at the address set forth above under "General Information about Voting," by November 17, 1999.

Additionally, under our advance notice By-Law provisions, director nominations or any Stockholder proposals to be presented from the floor of the 2000 Annual Meeting must be submitted by a Stockholder to the Clerk of the Corporation no later than the close of business on February 7, 2000 and no earlier than December 17, 1999. The notice must contain the information required by the By-Laws. These advance notice provisions are separate from the requirements which a Stockholder must meet in order to have a proposal included in the Proxy Statement under the SEC's rules.

OTHER MATTERS

As noted above, the By-Laws set forth procedures for submitting other matters for consideration at the Meeting. Other than those items set forth in this Proxy Statement, we are not aware of any other business that may properly be presented for consideration at the Meeting. By signing the enclosed proxy card you are conferring the authority to vote upon the persons indicated on the card. This authority includes discretionary authority to vote your shares in accordance with the proxy holders' judgment with respect to all matters which properly come before the Meeting in addition to the scheduled items of business. The Board of Directors intends to instruct its proxy holders to vote in accordance with the recommendations of the Board.

BY-LAWS OF THE CORPORATION

Since last year's Annual Meeting of Stockholders, there have been no amendments to the By-Laws.

You may obtain a copy of the By-Laws, without charge, by making a written request to the Clerk of the Corporation at the address set forth above under "General Information about Voting." We will also have copies of the By-Laws available at the Meeting.

ANNUAL REPORT

We have mailed to you previously a copy of our Annual Report to Stockholders for the year ended December 31, 1998, which includes our financial statements. The Annual Report is not to be regarded as proxy soliciting material.

10-K REPORT

We will make copies of our Annual Report to the SEC on Form 10-K for the year ended December 31, 1998 available at the Annual Meeting. You may also obtain a copy, without charge, by making a written request to Agnes Y. Brooks, External Affairs, BankBoston Corporation, P.O. Box 1987, MA BOS 01-28-04, Boston, Massachusetts 02105.

By Order of the Board of Directors,

/s/ Gary A. Spiess
--------------------------------------
GARY A. SPIESS
Clerk

Dated: March 16, 1999

                               [BankBoston LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                      AND
                                   BANKBOSTON
                                  CORPORATION
                                PROXY STATEMENT

                                     Time:
                            Thursday, April 22, 1999
                                   10:30 A.M.

                                     Place:
                              600 Atlantic Avenue
                             Boston, Massachusetts
                                 (Auditorium of
                      The Federal Reserve Bank of Boston)

                PLEASE SIGN AND RETURN YOUR PROXY CARD PROMPTLY

                               [BANKBOSTON LOGO]

                             BankBoston Corporation

                      100 Federal Street, Boston, MA 02110

                                      PROXY

                             BANKBOSTON CORPORATION

           THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF
                             BANKBOSTON CORPORATION

          The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated March 16, 1999 in connection with the Annual Meeting to be held at 10:30 a.m. on
P April 22, 1999 in the Auditorium of The Federal Reserve Bank of Boston, and hereby appoints Helene Cahners-Kaplan, Frank L. Farwell, and J.
R Donald Monan, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to
O each, to vote all shares of the Common Stock of BANKBOSTON CORPORATION registered in the name provided herein which the undersigned is entitled to
X vote at the 1999 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if
Y personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

          THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF NOMINEES NAMED IN ITEM 1, FOR ITEM 2, AND AGAINST ITEMS 3, 4, AND 5, AND IN ACCORDANCE WITH THE PROXYHOLDERS' JUDGMENT WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.


     SEE REVERSE                                          SEE REVERSE
      SIDE                                                     SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

|X|       Please mark
          votes as in
          this example

 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF BANKBOSTON CORPORATION

------------------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

------------------------------------------------------------------------------------------------------------------------------------

                                                                          ----------------------------------------------------------
1. Election of five Directors for three-year terms (or if any nominee     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
 is not available for election, such substitute as the Board              PROPOSALS 3, 4 AND 5.
 of Directors may designate):
                                                                    ----------------------------------------------------------------
NOMINEES: Wayne A. Budd, Alice F. Emerson, Charles K.
Gifford, Glenn P. Strehle, and Daniel P. Burnham
FOR                                                                       2. Stockholder Proposal A     FOR   AGAINST  ABSTAIN
All                                   ________  Withheld from              regarding annual
nominees   ___________________                   all Nominees              meeting date.                ___     ___      ___

                                                                           3. Stockholder Proposal B     FOR   AGAINST  ABSTAIN
_____    __________________                                                regarding  political
                                                                           activities.                 ___     ___      ___
For, except vote withheld from the above nominee(s):

2.  Selection of Independent            FOR   AGAINST   ABSTAIN           4. Stockholder Proposal C     FOR   AGAINST  ABSTAIN
Auditors.                                                                  regarding executive
                                        ____   ____     _____              compensation.               ___     ___      ___
______________________________________


--------------------------------------------------------------------------
                                                                          Mark Here for _______          Mark Here if you
                                                                          Change and                     Plan to Attend
                                                                          Note at Left                   the Meeting


                                                                          Please sign exactly as name appears hereon. Joint owners
                                                                          should each sign. When signing as attorney, executor,
                                                                          administrator, trustee or guardian, please give full title as such.


                                                                          Signature:______________________________Date _____________
                                                                          Signature:______________________________Date _____________